

                                    EXHIBIT 11.1


                                    THE ASK GROUP, INC.
                                    COMPUTATION OF NET LOSS
                                    PER COMMON AND COMMON EQUIVALENT SHARE
                                    (In thousands, except per share amount)

                             Three Months Ended   Nine  Months Ended
                                 March 31,            March 31,
                               1994    1993         1994    1993
Primary
  Weighted average number of
   common shares outstanding 23,304  22,571       23,104  21,839

  Incremental common shares
      attributable to shares issuable
      under employee stock plans     *      *             *       *

         Total shares        23,304  22,571       23,104  21,839

Net loss:

  Amount                   $(68,856)$  (674)   $ (89,309)$(4,625)

  Per share                $  (2.95)$ (0.03)   $   (3.87)$ (0.21)


Fully Diluted
  Weighted average number of
   common shares oustanding 23,304  22,571       23,104  21,839

  Incremental common shares
      attributable to shares issuable
      under employee stock plans     *      *             *       *

        Total shares         23,304  22,571       23,104  21,839

Net loss:
  Amount                   $(68,856)$  (674)   $ (89,309)$ (4,625)

  Per share                $  (2.95)$ (0.03)       (3.87)$ (0.21)


* Common equivalent shares relating to shares issuable under employee stock plans are not included due to their antidilutive effect on the loss per share.